UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 OR 15(d) of
                       The Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): May 5, 2005


                                    SBE, Inc.
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             (Exact name of registrant as specified in its charter)


         Delaware                  0-8419                   94-1517641
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(State or other jurisdiction    (Commission               (IRS Employer
       of incorporation)        File Number)           Identification No.)


2305 Camino Ramon, Suite 200, San Ramon, California             94583
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      (Address of principal executive offices)                (Zip Code)

        Registrant's telephone number, including area code (925) 355-2000


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|X| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 4, 2005, SBE, Inc., a Delaware corporation ("SBE"), entered into a unit subscription agreement with AIGH Investment Partners, LLC and other accredited investors providing for the private placement of SBE common stock and warrants to purchase SBE common stock with gross proceeds to SBE of $5,150,000. The unit subscription agreement provides that the investors will invest $5,150,000 for units consisting of one share of SBE common stock and a warrant to purchase 0.5 of a share of SBE common stock. The price per unit is to be the lowest of:

      o     $2.50;

      o 92% of the average closing sale price per share of SBE's common stock as quoted on the Nasdaq SmallCap Market for the five preceding consecutive trading days on which SBE's common stock trades ending on the date immediately before the closing date of the private placement; and

      o 95% of the the closing sale price per share of SBE's common stock as quoted on The Nasdaq SmallCap Market on the trading day on which SBE's common stock trades immediately preceding the closing date of the private placement.

SBE has the right to terminate the unit subscription agreement and not close the transaction if the price per unit is less than $2.00.

The purchasers in the private placement will have the right to participate in any future private placements of SBE's equity securities for a period of two years following the closing of the private placement. These rights are subject to certain customary exceptions, including, among other things, issuances of common stock to employees, officers and directors under SBE's equity compensation plans.

The warrants issued in connection with the private placement will have a term of five years and will be exercisable at a per share price equal to 133% of the unit price, subject to proportional adjustments for stock splits, stock dividends, recapitalizations and the like. In addition, the shares of SBE's common stock issuable upon exercise of the warrants will be subject to adjustment in the event SBE issues shares of its common stock at a price less than the then applicable purchase price of the warrants, subject to certain customary exceptions, including, among other things, issuances to employees, officers and directors under SBE's equity compensation plans. The warrants will also contain a cashless exercise feature.

SBE has agreed to file a registration statement within 60 days after completion of the private placement registering for resale the shares of our common stock, including shares issuable upon exercise of the warrants, issued to the purchasers in the private placement.

The completion of the private placement depends on the satisfaction or waiver of customary conditions to closing, as well as:

      o the approval of SBE's stockholders of the private placement and SBE's previously-announced proposed acquisition of PyX Technologies, Inc.;

      o     SBE's completion of its acquisition of PyX Technologies, Inc.; and

      o     entry by PyX Technologies, Inc. into a reseller agreement with LSI
            Logic.

SBE's executive officers and members of its board of directors have entered into a voting agreement pursuant to which they have agreed, subject to the terms and conditions of the voting agreement, to vote all of their shares of common stock in favor of the private placement and any other matter necessary to effect the transactions.

Important Additional Information Will Be Filed With The SEC

In connection with the proposed transaction and SBE's proposed acquisition of PyX Technologies, Inc., SBE. intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission ("SEC"). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS, INVESTORS AND STOCKHOLDERS OF SBE ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. The proxy statement and other relevant materials, and any other


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documents filed by SBE with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and stockholders of SBE may obtain free copies of the documents filed with the SEC by contacting the Chief Financial Officer of SBE at (925) 355-7700 or by writing to the Chief Financial Officer at SBE, Inc., 2305 Camino Ramon, Suite 200, San Ramon, CA 94583. You may also read and copy any reports, statements, and other information filed by SBE with the SEC at the SEC public reference room at 450 Fifth Street, NW, Room
1200, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or visit the SEC's web site for further information on its public reference room.

SBE and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the SBE stockholders in favor of the proposed transactions. Certain executive officers and directors of SBE may have interests in the proposed transactions that may differ from the interests of stockholders generally. These interests, if any, will be described in the proxy statement when it becomes available.

Item 8.01 Other Events.

On May 5, 2005, SBE issued a press release announcing the execution of the unit subscription agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

      99.1  Text of joint press release, dated May 5, 2005.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                              SBE, Inc.

May 5, 2005
                                      By: /s/ David Brunton
                                          -------------------------------------

                                                    David Brunton
                                               Chief Financial Officer


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